Exhibit 21
Subsidiaries of Alion Science and Technology Corporation are wholly-owned (either directly or indirectly) by Alion Science and Technology Corporation:

(i) Human Factors Applications, Inc., incorporated in the Commonwealth of Pennsylvania,

(ii) Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,

(iii) Alion-IPS Corporation, incorporated in the Commonwealth of Virginia,

(iv) Alion-METI Corporation, incorporated in the Commonwealth of Virginia,

(v) Alion-CATI Corporation, incorporated in the State of California,

(vi) Alion-JJMA Corporation, incorporated in the State of New York,

(vii) Alion Technical Services Corporation, incorporated in the Commonwealth of Virginia,

(viii) Alion Technical Services Corporation, incorporated in the State of Delaware,

(ix) Alion Canada (U.S.), Inc., incorporated in the State of Delaware,

(x) Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,

(xi) Alion-BMH Corporation, incorporated in the Commonwealth of Virginia,

(xii) Washington Consulting, Inc., incorporated in the Commonwealth of Virginia,

(xiii) Alion-MA&D Corporation, incorporated in the State of Colorado, and

(xiv) Washington Consulting Government Services, Inc., incorporated in the Commonwealth of Virginia.